UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2013

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05 Costs Associated with Exit or Disposal Activities
On April 4, 2013, the Finance Committee of the Board of Directors of Avon Products, Inc. (the “Company”) approved actions relating to its previously disclosed $400 million cost savings initiative, including global headcount reductions, and the restructuring or closure of certain smaller, under-performing markets, primarily in its Europe, Middle East & Africa segment, including the exit of the Republic of Ireland market. These actions are expected to be largely completed before the end of 2013.
The Company expects to record total charges related to these actions of approximately $35 to $40 million before taxes. Approximately $20 million of these charges are expected to be recorded in the first quarter of 2013, with the remainder expected to be recorded primarily before the end of 2013.

These charges are expected to be comprised primarily of approximately $15 to $20 million of employee-related costs and approximately $15 to $20 million in other associated exit costs (including contract terminations), in connection with these actions. Approximately $30 to $35 million of the total charges are expected to result in future cash expenditures.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Kimberly Ross
Name: Kimberly Ross
Title: Executive Vice President and Chief Financial Officer

Date: April 8, 2013

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